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                                                                      EXHIBIT 21

              SUBSIDIARIES OF UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.


                                                State of                  Name Under Which
Name                                            Incorporation             Subsidiary Does Business
----                                            -------------             ------------------------
Universal Automotive, Inc.                      Illinois                  UBP Universal Brake Parts
                                                                          Jet Automotive
UBP Brake Parts, Inc.                           Canada                    N/A
eParts eXchange, Inc.                           Illinois                  N/A
Universal Automotive of Virginia, Inc.          Virginia                  N/A
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